EXHIBIT C-8

INDEPENDENT AUDITOR’S CONSENT

To: The Department of Finance

I consent to the use of my independent auditor’s report dated 4 September 2014 to the Minister of Finance on the condensed consolidated financial statements of the Government of Canada included in the Annual Financial Report of the Government of Canada, comprising the condensed consolidated statement of financial position as at 31 March 2014, and the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the year ended 31 March 2014, and related notes, to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 10 October 2014.

I have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Department of Finance for use solely in connection with the filing of the 18-K Amendment on 10 October 2014 regarding the condensed consolidated financial statements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and to its incorporation by reference into Canada’s Registration Statement under Schedule B and Export Development Canada’s Registration Statement; accordingly, I do not consent to the use of my independent auditor’s report for any other purpose.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA FCA (New Brunswick) Auditor General of Canada

Ottawa, Canada

10 October 2014